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                       [LETTERHEAD OF KOO KOO ROO, INC.]

For Immediate Release
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Ronald D. Garber
General Counsel
Koo Koo Roo, Inc.
(310) 479-2080

                             Koo Koo Roo Statement

    Los Angeles, California, February 26, 1998 - Koo Koo Roo, Inc. (Nasdaq National Market: KKRO) announced the status of the conversion of its outstanding classes of adjustable convertible preferred stock as of February 24, 1998, the most recent date for which transfer agent data is available. As of February 24, 1998, the Company had issued and outstanding approximately 46 million shares of Common Stock. Of the $30,000,000 liquidation preference of Series A Adjustable Convertible Preferred Stock originally issued, approximately $70,000 in liquidation preference remained outstanding; and of the $29,000,000 liquidation preference of Series B Adjustable Convertible Preferred Stock originally issued, approximately $6,150,000 in liquidation preference remained outstanding. The increase in common shares outstanding since the Company's most recent report reflects the conversion of preferred shares and the sale of the underlying shares of Common Stock as well as the exercise of related warrants in accordance with their respective terms.

    Given that the Company's authorized Common Stock is presently 50 million shares, the Company's Board of Directors has approved an increase in the authorized Common Stock. Stockholder approval of the increase will be sought by a solicitation of written consent as soon as possible. The related proxy statement is being prepared and is expected to be filed shortly. This increase in authorized capital is necessary to, among other things, restore authorized shares which had previously been reserved for certain stock options and warrants, and to provide available capital for any necessary future fund raising. In addition, the available authorized capital might be exhausted while there are still shares of adjustable convertible preferred stock outstanding, depending on the decisions of the holders as to when to convert such shares. If conversions and exercises of warrants can no longer be accommodated due to the unavailability of authorized but unissued shares, conversions will necessarily be suspended until the increase in authorized shares described above can be obtained. The Company will endeavor to complete the approval process as soon as practicable. All holders of Convertible Preferred Stock must
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contact the Company's transfer agent, ChaseMellon Shareholder Services, prior to converting any shares of Preferred Stock, in order to confirm that shares of the Company's Common Stock are available for issuance.

     Statements contained herein which are not historical facts are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such statements relating to, among other things, the prospects for the Company for future fund raising are inherently subject to risks and uncertainties, some of which are significant in scope and nature, including availability of capital. These risks are further discussed in the Company's public filings from time to time with the Securities and Exchange Commission.